Exhibit 4.3(b)
FIRST AMENDMENT
TO THE
SOUTHERN COMPANY
EMPLOYEE SAVINGS PLAN
WHEREAS, Southern Company Services, Inc. (“Company”) adopted the latest amendment and restatement of The Southern Company Employee Savings Plan (“Plan”), effective as of January 1, 2010; and
WHEREAS, the Company desires to amend the Plan at this time in order to meet the preconditions set by the Internal Revenue Service for the issuance of a favorable determination letter on the continuing qualified status of the Plan under the provisions of the Internal Revenue Code of 1986, as amended; and
WHEREAS, pursuant to Section 15.1 of the Plan, the Administrative Committee is authorized to amend the Plan at any time, provided that the amendment does not involve a substantial increase in cost to any Employing Company or is necessary or desirable to comply with the laws and regulations applicable to the Plan.
NOW, THEREFORE, the Administrative Committee hereby amends the Plan as follows, effective as of January 1, 2008:
1.
Section 2.18 shall be deleted in its entirety and replaced with the following:
2.18     “Common Stock” shall mean the common stock of The Southern Company, which is readily tradable on the New York Stock Exchange.
2.
Section 2.62 shall be deleted in its entirety and replaced with the following:
2.62    [Reserved.]
3.
Section 4.5(b)(2) shall be amended by deleting the last sentence of such Section in its entirety.
4.
Section 5.3(b)(2) shall be amended by deleting the last sentence of such Section in its entirety.

5.
Section 6.1 shall be amended by deleting paragraph (a) and replacing it with the following:
(a)    one hundred percent (100%) of the Participant’s compensation (as defined in Code Section 415(c)(3) and any rulings and regulations thereunder and, for the avoidance of doubt, including military differential pay) in the Limitation Year; or
6.
Article VIII shall be amended by adding the following new Section 8.9 to the end thereof:
8.9     Diversification Requirements. For the avoidance of doubt, and notwithstanding any other provision of this Plan, the Plan shall comply with the diversification requirements under Code Section 401(a)(35) set forth in this Section 8.9; provided, that the Plan may impose a restriction or condition on the divestiture of the Company Stock Fund that is either required in order to ensure compliance with applicable securities laws or is reasonably designed to ensure compliance with applicable securities laws, and the Plan also may impose other restrictions or conditions on investments in the Company Stock Fund that are permissible under Section 1.401(a)(35)-1(e) of the Treasury Regulations.
(a)    A Participant with any portion of his Account invested in the Company Stock Fund that has been purchased with Elective Employer Contributions, Catch-up Contributions, Catch-up Roth Contributions, Rollover Contributions, Roth Contributions, and/or Voluntary Participant Contributions may direct that all of his interest in the Company Stock Fund be divested and an equivalent amount be reinvested in any other Investment Fund as designated by the Participant.
(b)    A Participant who has completed three (3) Years of Service shall have the right to divest any part of his Account attributable to non-elective or Employer Matching Contributions invested in the Company Stock Fund and direct that an equivalent amount be reinvested in any other Investment Fund as designated by the Participant.
(c)    The Plan shall offer at least three (3) Investment Funds, other than the Company Stock Fund, each of which shall have materially different risk and return characteristics.
(d)    The Plan shall allow a Participant to divest any investment in the Company Stock Fund at least quarterly.
7.
Section 12.6(b) shall be amended by deleting the second paragraph thereof in its entirety and replacing it with the following, and existing paragraph (c) of Section 12.6 is re-designated as paragraph (e):
(b)    Notwithstanding any other provision of the Plan, to the extent required under Code Section 401(a)(9): (1) the entire vested Account balance of a Participant who is a five percent (5%) owner, as determined pursuant to Code Section 416, (A) shall be distributed to him in a lump sum in cash not later than April 1 of the calendar year following the calendar year in which he attains age 70½ and, with respect to such Participants who are Employees, on December 31 of such year and each succeeding year or (B) shall commence to be distributed to him in one of the optional forms of benefit not later than the time specified in clause (A) above; and (2) the vested Account balance of any Participant who is not a five percent (5%) owner shall be distributed or commence to be distributed not later than the April 1 of the calendar year following the later of (A) the calendar year in which he attains age 70½ or (B) the calendar year in which he incurs a termination of employment. The date on which a Participant’s Account balance is distributed or commences to be distributed pursuant to this paragraph (b) shall be such Participant’s “required beginning date” for purposes of the Plan.
(c)    Distributions under this Section 12.6 shall be made in accordance with the provisions of Code Section 401(a)(9) and Treasury Regulations thereunder, including Treasury Regulations Sections 1.401(a)(9)-2 through -9, which provisions are hereby incorporated herein by reference, provided that such provisions shall override the other distribution provisions of the Plan only to the extent that such other Plan provisions provide for distribution that is less rapid than required under such provisions of the Code and Treasury Regulations. Nothing contained in this Section 12.6 shall be construed as providing any optional form of payment that is not available under the other distribution provisions of the Plan.
(d)    Minimum Distribution Requirements.
(1)General Rules.
(A)Precedence. The requirements of this paragraph (d) will take precedence over any inconsistent provisions of the Plan.
(B)Requirements of Treasury Regulations Incorporated. All distributions required under this paragraph (d) will be determined and made in accordance with the Treasury Regulations under Code Section 401(a)(9).
(2)Time and Manner of Distribution.
(A)Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s required beginning date.
(B)Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:
(i)If the Participant’s surviving spouse is the Participant’s sole designated Beneficiary, then, except as provided in paragraph (d)(6) below, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70½, if later.

(ii)If the Participant’s surviving spouse is not the Participant’s sole designated Beneficiary, then, except as provided in paragraph (d)(6) below, distributions to the designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.
(iii)If there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(iv)If the Participant’s surviving spouse is the Participant’s sole designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this paragraph (d)(2)(B), other than paragraph (d)(2)(B)(i) above, will apply as if the surviving spouse were the Participant.
For purposes of this paragraph (d)(2)(B) and paragraph (d)(4) below, unless paragraph (d)(2)(B)(iv) applies, distributions are considered to begin on the Participant’s required beginning date. If paragraph (d)(2)(B)(iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under paragraph (d)(2)(B)(i). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s required beginning date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under paragraph (d)(2)(B)(i)), the date distributions are considered to begin is the date distributions actually commence.
(C)Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with paragraphs (d)(3) and (d)(4) below. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the Treasury Regulations thereunder.
(3)Required Minimum Distributions During Participant’s Lifetime.
(A)Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:
(i)The quotient obtained by dividing the Participant’s Account balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(ii)If the Participant’s sole designated Beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.
(B)Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this paragraph (d)(3) beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.
(4)Required Minimum Distributions After Participant’s Death.
(A)Death On or After Date Distributions Begin.
(i)Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated Beneficiary, determined as follows:
1)    The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
2)    If the Participant’s surviving spouse is the Participant’s sole designated Beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.
3)    If the Participant’s surviving spouse is not the Participant’s sole designated Beneficiary, the designated Beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(ii)No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
(B)Death Before Date Distributions Begin.
(i)Participant Survived by Designated Beneficiary. Except as provided in paragraph (d)(6) below, if the Participant dies before the date distributions begin and there is a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by the remaining life expectancy of the Participant’s designated Beneficiary, determined as provided in paragraph (d)(4)(A) above.
(ii)No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
(iii)Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under paragraph (d)(2)(B)(i) above, this paragraph (d)(2)(B) will apply as if the surviving spouse were the Participant.
(5)Definitions.
(A)Designated Beneficiary. The individual who is designated as the Beneficiary under Section 12.4 of the Plan and is the designated Beneficiary under Code Section 401(a)(9) and Section 1.401(a)(9)-1, Q&A-4 of the Treasury Regulations.
(B)Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under paragraph (d)(2)(B) above. The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.
(C)Life expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury Regulations.
(D)Participant’s account balance. The Account balance as of the last Valuation Date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account balance as of dates in the valuation calendar year after the Valuation Date and decreased by distributions made in the valuation calendar year after the Valuation Date. The Account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.
(E)Required beginning date. The date specified in Section 12.6(b) of the Plan.
(6)Participants or Beneficiaries May Elect 5-Year Rule. Participants or Beneficiaries may elect on an individual basis whether the 5-year rule or the life expectancy rule in paragraphs (d)(2)(B) and (d)(4)(B) above applies to distributions after the death of a Participant who has a designated Beneficiary. The election must be made no later than the earlier of September 30 of the calendar year in which distribution would be required to begin under paragraph (d)(2)(B) above, or by September 30 of the calendar year which contains the fifth anniversary of the Participant’s (or, if applicable, surviving spouse’s) death. If neither the Participant nor beneficiary makes an election under this paragraph (d)(6), distributions will be made in accordance with paragraphs (d)(2)(B) and (d)(4)(B) above.
8.
Section 16.2(b) shall be deleted in its entirety and replaced with the following:
(b)    [Reserved.]
9.
Section 16.2(d) shall be amended by deleting such Section in its entirety and replacing it with the following:
(c)For purposes of this Article XVI, if any Employee is a non-Key Employee for any Plan Year, but such Employee was a Key Employee for any prior Plan Year, such Employee’s

Present Value of Accrued Retirement Income and/or Aggregate Account balance shall not be taken into account for purposes of determining if this Plan is a top-heavy plan (or whether any Aggregation Group which includes this Plan is a Top-Heavy Group). In addition, if an Employee or former Employee has not performed any services for any Employing Company maintaining the Plan at any time during the one-year period ending on the Determination Date, the Aggregate Account and/or Present Value of Accrued Retirement Income shall be excluded in determining if this Plan is a top-heavy plan.
10.
Except as amended by this First Amendment, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, Southern Company Services, Inc., through the duly authorized members of the Plan’s Administrative Committee, has adopted this First Amendment to The Southern Company Employee Savings Plan this 13th day of October, 2015.

ATTEST:	CHAIR, BENEFITS ADMINISTRATION COMMITTEE

/s/Melissa K. Caen	/s/Stacy R. Kilcoyne
Secretary